Exhibit 99.1

Energy XXI Announces Board of Director Additions

HOUSTON – Oct. 4, 2010 – Energy XXI (NASDAQ: EXXI) (AIM: EXXI) today announced the appointment of Cornelius Dupré II and Kevin Sean Flannery as new non-executive, independent members of its Board of Directors, effective Oct. 4, 2010.
Dupré, 58, brings more than 30 years experience as an oil and gas services entrepreneur.  Dupré is Chairman of Dupré Interests, an oil and gas exploration services company, serving in that capacity since founding the company in 2004.  Dupré previously served as senior vice president, sales and marketing at National Oilwell, Inc. (July 1999 to May 2004) and as founder, chairman and CEO of Dupré Companies, a group of oilfield services companies, from November 1981 until the company’s merger with National Oilwell, Inc. in July 1999.  Dupré belongs to a number of industry groups, as well as charitable and community organizations, including: the Society of Petroleum Engineers, American Petroleum Institute, Independent Producers Association of America, Petroleum Equipment Suppliers Association, International Association of Drilling Contractors, National Ocean Industries Association, Houston Producers Forum, Baylor College of Medicine Partnership Foundation, Board of Independent Producers Association Mountain States, Sam Houston Area Boy Scouts of America (Board member) and Spindletop Charity Foundation (Board member).  In 1980, Dupré graduated from Louisiana State University with a Bachelor of Science, received his Master of Business Administration from Northeastern University and received a Juris Doctor degree from Louisiana State University Law Center.
Flannery, 66, brings more than 40 years of experience in both operational and financial management roles in various industries. He is currently the president and chief executive officer of Whelan Financial Corporation, a company he founded in 1993 that specializes in financial management and consulting, and is a member of the New York Stock Exchange Allocation Committee. He was formerly chairman and chief executive officer of several companies, including Rehrig United Inc., a manufacturing company (2008), RoweCom, Inc., a provider of service and e-commerce solutions for purchasing and managing print and e-content knowledge resources (2003 to October 2004) and, Telespectrum Worldwide, a telemarketing and consumer service company (April 2002 to October 2004).  Because of Flannery’s experience in financial management, several companies have sought his expertise during times of financial issues as a Director of the Board.
He currently is chairman of the board of the magazine publishing company, Modern Luxury Media Inc., serves as director and member of the compensation committee of ATS Corporation, a technology contractor publicly traded on AMEX, and serves as a director of Luxfer Holdings PLC, a manufacturer of high-performance engineering materials and FPM Heat Treating LLC, a leading provider of heat treatment processes.  Mr. Flannery began his career at Goldman Sachs & Co and was a senior managing director of Bear Stearns & Co.
“We are honored to enlist two outstanding new independent board members with diverse and complementary expertise,” Energy XXI Chairman and CEO John Schiller said.  “Cornelius and Kevin join our other non-executive directors, Bill Colvin, Paul Davison, David Dunwoody and Hill Feinberg, to strengthen our board’s independent majority.”
Dupré and Flannery will both additionally serve on the board’s audit, nomination and remuneration committees.

About the Company
Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore.  Seymour Pierce is Energy XXI’s listing broker in the United Kingdom.  To learn more, visit the Energy XXI website at www.EnergyXXI.com.

Enquiries of the Company

Energy XXI
Stewart Lawrence
Vice President, Investor Relations and Communications
713-351-3006
slawrence@energyxxi.com

Seymour Pierce
Nominated Adviser: Jonathan Wright, Jeremy Porter
Corporate Broking: Richard Redmayne
Tel: +44 (0) 20 7107 8000

Pelham Bell Pottinger
James Henderson
jhenderson@pelhambellpottinger.co.uk
Mark Antelme
mantelme@pelhambellpottinger.co.uk
+44 (0) 20 7861 3232